Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Stryker Warren, jr., CEO
(763) 475-1400

UROLOGIX ANNOUNCES HIRING OF CHIEF FINANCIAL OFFICER

MINNEAPOLIS — May 10, 2010 — Urologix®, Inc. (NASDAQ:ULGX), a medical device company that develops, manufactures and markets minimally invasive Cooled ThermoTherapy™ technology to urologists to provide a durable and effective in-office treatment for patients suffering from benign prostatic hyperplasia (BPH), announced the appointment of Brian J. Smrdel as its Chief Financial Officer effective May 10, 2010. Mr. Smrdel will report to the Company’s Chief Executive Officer, Stryker Warren, Jr. Mr. Smrdel was most recently the Corporate Controller of Angeion Corporation, a St. Paul, Minnesota-based medical technology company.

“We are excited to welcome Brian Smrdel to Urologix,” stated Mr. Warren. “In addition to his accounting experience in a public medical technology company, Brian brings to Urologix a strong background in financial analysis, planning and strategy. We are confident Brian’s significant talents will contribute to our efforts to grow Cooled ThermoTherapy™ as the standard of care for the in office treatment of BPH.”

The Company also reported that, following Mr. Smrdel’s appointment, Rebecca J. Weber will continue with Urologix as the Company’s Director of Finance. Ms. Weber has been a part of the Urologix finance team since March 2005, first as the Company’s Financial Analyst, then as its Manager – Reporting and Controls, and since April 2008 as its Controller and Director of Finance.

“We thank Rebecca for her willingness to rise to the challenges of the role over the last two years and are very pleased she will be continuing as the Director of Finance. Her leadership, along with her technical skill and deep knowledge of our business, will certainly help Brian in his transition to our Chief Financial Officer,” stated Mr. Warren.

Prior to his position at Angeion, Mr. Smrdel was the Manager, Worldwide Financial Planning and Analysis at PepsiAmericas, Inc., a manufacturer, distributor and seller of a portfolio of beverage products in the United States, Central Europe and the Caribbean. Before this position, Mr. Smrdel held various financial positions at companies including Land O’Lakes, Inc. and Target Corporation. Mr. Smrdel received his Masters of Business Administration degree in finance from Indiana University’s Kelley Graduate School of Management, located in Bloomington, Indiana. He received a Bachelor of Arts degree in both accounting and music from the University of St. Thomas in St. Paul, Minnesota.

About Urologix

Urologix, Inc., based in Minneapolis, MN develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave® , Targis® and Prostatron® control units and the CTC Advance™, Cooled ThermoCath® , Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ - targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort - and provide safe, effective, lasting relief of the symptoms of BPH.